Filed Pursuant to Rule 433
September 26, 2008
Relating to
Registration No. 333-141867
Apache Corporation
6.000% Notes due 2013
6.900% Notes due 2018
Pricing Term Sheet

Issuer:	Apache Corporation

Anticipated Ratings	A3 / A- / A (Stable / Stable / Negative)
(Moody’s / S&P / Fitch):

Settlement:	October 1, 2008; T+3

Trade Date:	September 26, 2008

Registration:	Registration Statement
No. 333 -141867

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing March 15, 2009

Security Description:	6.000% Notes due 2013	6.900% Notes due 2018

Principal Amount:	$400,000,000	$400,000,000

Maturity:	September 15, 2013	September 15, 2018

Coupon:	6.000%	6.900%

Benchmark Treasury:	3.125% due 8/31/2013	4.000% due 8/15/2018

Benchmark Treasury Yield:	3.025%	3.858%

Spread to Benchmark Treasury:	+310 bps	+310 bps

Yield to Maturity:	6.125%	6.958%

Initial Price to Public:	99.476% per Note	99.593% per Note

Redemption Provisions:	The notes will be redeemable, at the option of Apache Corporation, at any time, in whole or in part, at a redemption price equal to the greater of	The notes will be redeemable, at the option of Apache Corporation, at any time, in whole or in part, at a redemption price equal to the greater of

	(i) 100% of the principal amount and	(i) 100% of the principal amount and

	(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the treasury yield plus 50 basis points, plus accrued interest to the date of redemption.	(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the treasury yield plus 50 basis points, plus accrued interest to the date of redemption.

Denominations:	$2,000 or any integral multiple of $1,000 in excess thereof	$2,000 or any integral multiple of $1,000 in excess thereof

CUSIP:	037411 AU9	037411 AV7

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities Inc.

Co-Managers:	Banc of America Securities LLC
Citigroup Global Markets Inc.
Each security rating agency has its own methodology for assigning ratings. Security ratings are not recommendations to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at (866) 471-2526 or J.P. Morgan Securities Inc. collect at (212) 834-4533.